HealthEquity Expands Board of Directors
Draper, Utah – (GLOBE NEWSWIRE) – May 2, 2022 – HealthEquity, Inc. (NASDAQ: HQY) (“HealthEquity” or the “Company”), the largest independent health savings account custodian and leader in consumer directed benefits, announced today that Rajesh (Nat) Natarajan has been elected to the Company’s Board of Directors effective immediately and appointed to serve on the Cybersecurity and Technology Committee of the Board. Mr. Natarajan is a strategy and technology executive with more than 25 years’ experience developing and executing product and platform engineering. In connection with Mr. Natarajan’s appointment to the Company’s Board, the Board expanded to 11 members, with 9 (including Mr. Natarajan) being independent.
“We are delighted that Nat has joined our Board,” said Robert Selander, Chairman of the Board of Directors of HealthEquity. “Nat’s record of driving product and technology platform growth at scale corresponds with our growth objectives at HealthEquity. He is an innovator and strategist and a welcome addition to our Board.”
Commenting on his new appointment, Mr. Natarajan said, “I have followed the success of HealthEquity and am thrilled to be joining the Board of a transformational company that combines service and innovation with a strong supportive culture and an impressive reputation and passion to help American families connect health and wealth.”
Mr. Natarajan has been the Chief Product and Strategy Officer of Globalization Partners since March 2022. Prior to joining Globalization Partners, Mr. Natarajan was Executive Vice President of Products and Engineering of RingCentral, Inc. (NYSE: RNG) from December 2020 to December 2021. Mr. Natarajan was Executive Vice President and Chief Product and Technology Officer of Ancestry.com from February 2017 to November 2020. Mr. Natarajan served in senior leadership positions with increasing responsibility in the areas of technology and product development at Intuit, Inc. (NASDAQ: INTU) from 2014 to 2017, including as Senior Vice President and Chief Information Security and Fraud Officer. Mr. Natarajan served in senior leadership positions with increasing responsibility in the areas of technology and product development at PayPal Holdings, Inc. (NASDAQ: PYPL) from 2006 to 2014, including as Vice President, Platform Engineering and Operations. Mr. Natarajan also served in various management positions with increasing responsibility in the area of technology from 1995 to 2006 with Sabre Holdings Corporation, including as an early member of the development team that founded Travelocity.com. Mr. Natarajan currently serves as a member of the board of directors for Bread Financial Holdings, Inc. (NYSE: BFH). Mr. Natarajan holds a B.S. in Mechanical Engineering from Jawaharlal Nehru Technological University and an M.S. in Industrial Engineering from Clemson University.
About HealthEquity
HealthEquity administers Health Savings Accounts and other consumer-directed benefits for our more than 14 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our mission to connect health and wealth and value our culture of remarkable “Purple” service. For more information, visit www.healthequity.com.

Investor Relations Contact:
Richard Putnam
801-727-1209
rputnam@healthequity.com